Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
John B. Woodlief
Vice President – Finance and
Chief Financial Officer
704-372-5404

Ruddick Corporation Subsidiary American & Efird Completes
the Joint Venture with Vardhman Textiles Limited in India

CHARLOTTE, N.C--April 7, 2008--Ruddick Corporation (NYSE:RDK ) reported today that its sewing thread subsidiary, American & Efird, Inc. (A&E), completed the previously announced joint venture with Vardhman Textiles Limited (Vardhman) to manufacture, distribute and sell sewing thread for industrial and consumer markets within India and for export markets. A&E will own 35% of the joint venture with an option to acquire an additional 14% over the next 5 years.

Vardhman operates the second largest thread company in India with thread related sales of approximately $69 million in fiscal year 2007 and has been licensed to manufacture and sell A&E branded products in India since March 2001. Vardhman contributed all of its sewing thread operations to the joint venture and A&E contributed approximately $24 million in cash. The joint venture will operate under the name Vardhman A&E Threads Limited with its headquarters in Ludhiana, located in northern India.

Vardhman is a major integrated textile producer in India, manufacturing and marketing yarns, fabrics, sewing threads, fiber and alloy steel, with total consolidated sales of approximately $476 million in fiscal year 2007.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “We are very excited about this joint venture and the opportunity to grow the business together in this important region of Asia. This also represents another step in the transformation of A&E’s business to a more Asian-centric global supplier of sewing thread, embroidery thread and technical textiles. In connection with this transformation, Ruddick and A&E continue to evaluate A&E's structure to best position A&E to take advantage of opportunities available through its enhanced international operations.”

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight southeastern states and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.